Exhibit 99.1

Steel Connect Reports First Quarter Financial Results

First Quarter 2021 Highlights

•Net revenue totaled $169.9 million, as compared to $225.2 million in the prior year
•Net (loss) income for the quarter was $(3.6) million, as compared to $4.8 million in the prior year
•Net (loss) income attributable to common stockholders was $(4.1) million, as compared to $4.3 million in the prior year
•Adjusted EBITDA* was $22.5 million, as compared to $22.8 million in the prior year
•Net cash provided by operating activities was $25.7 million
•Free Cash Flow* totaled $24.7 million
•Total debt was $378.0 million; Net Debt* totaled $280.9 million

SMYRNA, TN (December 11, 2020) – Steel Connect, Inc. (the "Company") (NASDAQ: STCN) today announced financial results for its first quarter ended October 31, 2020.

	Three Months Ended October 31,
	2020	2019
	(in thousands)
Net revenue	$169,934	$225,153
Net (loss) income	(3,551)	4,792
Net (loss) income attributable to common stockholders	(4,088)	4,256
Adjusted EBITDA*	22,536	22,843
Adjusted EBITDA margin*	13.3%	10.1%
Net cash provided by operating activities	25,727	22,410
Additions to property and equipment	1,059	4,072
Free cash flow*	24,668	18,338

*    See reconciliations of these non-GAAP measurements to the most directly comparable GAAP measures included in the financial tables. See also "Note Regarding Use of Non-GAAP Financial Measurements" below for the definitions of these non-GAAP measures.

"In the face of the challenges presented by the global pandemic, our employees have shown resiliency and creativity as they have continued to deliver for our customers during this unprecedented time," said Warren Lichtenstein, Executive Chairman and Interim Chief Executive Officer of the Company. "In the first quarter, we were able to partially offset our decreased revenue, restructuring costs, and an unfavorable change in accrued taxes with tight cost controls, as well as customer and product rationalization, at both IWCO Direct and ModusLink. Looking ahead, we will continue to focus on our highest-return priorities to generate sustainable long-term value for all stakeholders."

The Company continues to evaluate the global risks and the slowdown in business activity related to COVID-19, including the potential impacts on its employees, customers, suppliers, and financial results. The severity of the impact on the Company's business for the remainder of calendar 2020 and beyond will depend on a number of factors, including, but not limited to, the duration and severity of the pandemic, the extent and severity of the impact on the Company's customers and suppliers, the continued disruption to the demand for our businesses' products and services, and the impact of the global business and economic environment on liquidity and the availability of capital, all of which are uncertain and cannot be predicted. For the fiscal year ended July 31, 2020, COVID-19 required temporary closures of certain of ModusLink's facilities. Additionally, although IWCO Direct operated as an essential business, it had reduced operating levels and labor shifts due to lower sales volume. As of the date of this earnings release, all of the Company's facilities were open and able to operate at normal capacities.

To help mitigate the financial impact of the COVID-19 pandemic, the Company initiated cost reduction actions, including waiver of board fees, hiring freezes, staffing and force reductions, Company-wide salary reductions, bonus payment deferrals and temporary 401(k) match suspension. The temporary waiver of board fees and Company-wide salary reduction actions taken in the prior fiscal year were fully restored prior to the beginning of the current fiscal year. The Company continues its focus on cash management and liquidity, which includes reduction of discretionary spending, aggressive working capital management, strict approvals for capital expenditures and other actions. The Company will evaluate further actions if circumstances warrant.

Recent Developments

Non-binding Expression of Interest

On November 19, 2020, the Company's Board of Directors (the "Board") received a preliminary, non-binding expression of interest (the "Expression of Interest") from Steel Partners Holdings L.P. ("Steel Holdings") to acquire all of the outstanding shares of common stock not already owned by Steel Holdings or its affiliates for a combination of cash and Steel Holdings 6% Series A Preferred Units, which would imply a value per share of common stock in the range of $0.65 to $0.72 per share. The Expression of Interest was filed as an exhibit to a Schedule 13D/A filed with the Securities and Exchange Commission ("SEC") by Steel Holdings and certain of its affiliates on November 19, 2020. The Board has established a special committee comprised solely of independent directors (the "Acquisition Proposal Special Committee") authorized to retain independent legal and financial advisors and to review, evaluate, negotiate and approve or disapprove the Expression of Interest, and to explore alternative strategies or transactions. As set forth in the Expression of Interest, the proposed transaction will be subject to the approval of the Acquisition Proposal Special Committee, as well as a non-waivable condition requiring approval of a majority of the shares outstanding of the Company not owned by Steel Holdings and its affiliates and related parties. The Board resolutions establishing the Acquisition Proposal Special Committee expressly provide that the Board will not approve the proposed transaction contemplated by the Expression of Interest or any alternative thereto without a prior favorable recommendation by the Acquisition Proposal Special Committee.

No decision has yet been made with respect to the Company's response to the Expression of Interest or any alternatives thereto. The Board cautions that it has only received a proposal, which does not constitute an offer or proposal capable of acceptance and may be withdrawn at any time and in any manner. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that the transaction proposed in the Expression of Interest or any other transaction will be approved or completed. The Company is not obligated to disclose any further developments or updates on the progress of the proposed transaction until either the Company enters into a definitive agreement or the Acquisition Proposal Special Committee determines no such transaction will be approved.

MidCap Credit Facility

On December 9, 2020, ModusLink entered into a First Amendment to its MidCap credit agreement (“Amendment No. 1”) by and among ModusLink, certain of ModusLink's subsidiaries identified on the signature pages thereto, and MidCap as lender and agent.

Amendment No. 1 amends the MidCap credit agreement to permit special cash dividends to be made on or prior to July 31, 2021 in an aggregate amount not to exceed $50.0 million (the “Special Distributions”). Payment of the Special Distributions will eliminate the availability of the general dividend basket for the fiscal year ending July 31, 2021. In addition, Amendment No. 1 incorporates a new minimum liquidity financial covenant, which requires that the sum of excess availability under the MidCap credit agreement and the amount of qualified cash and cash equivalents of the borrower is not less than $3.0 million until the earlier of July 31, 2021 or the date on which the borrower has either distributed the maximum amount of the Special Distributions or waived the ability to make further Special Distributions. Among other things, Amendment No. 1 also increases the percentage of eligible accounts included in the borrowing base from 50% to 75% and amends the condition for borrowing of revolving loans after the effective date of Amendment No. 1 to require evidence that specified availability (the sum of excess availability and the difference between the borrowing base and the aggregate revolving loan commitments) is not less than $3.0 million prior to giving effect to any such borrowing.

Results of Operations

Comparison of the First Quarter Ended October 31, 2020 and 2019

	Three Months Ended October 31,
	2020	2019
	(unaudited, in thousands)
Net revenue:
Products	$105,708	$133,003
Services	64,226	92,150
Total net revenue	169,934	225,153
Cost of revenue	129,466	180,907
Gross profit margin	23.8%	19.7%
Selling, general and administrative	26,858	22,227
Amortization of intangible assets	6,535	7,277
Interest expense	7,823	9,169
All other expenses (income), net	1,999	(574)
Total costs and expenses	43,215	38,099
(Loss) income before income taxes	(2,747)	6,147
Income tax expense	804	1,355
Net (loss) income	$(3,551)	$4,792

Net Revenue

Total net revenue for the first quarter ended October 31, 2020 decreased $55.2 million, or 24.5%, as compared to the same period in the prior year. During the three months ended October 31, 2020, net revenue for the Direct Marketing segment decreased by approximately $27.3 million, primarily driven by lower volume due to the COVID-19 pandemic, partially offset by a higher average price per package mailed. Within the Direct Marketing segment, the decrease in net revenue was primarily associated with customers in the financial, MSO and insurance industries. Within the Supply Chain segment, net revenues decreased by approximately $27.9 million. This decrease in net revenue was primarily driven by: (1) lower volume associated with clients exiting in the computing and consumer electronics markets and (2) lower volume with the Company’s largest client in the computing market, which is expected to shift later in the current fiscal year.

Cost of Revenue

Cost of revenue for the first quarter decreased $51.4 million, or 28.4%, as compared to the same period in the prior year, primarily due to decreased material and labor costs in both the Direct Marketing and Supply Chain segments.

The increase in gross profit margin during the first quarter is attributable to a change in customer mix, our focus on customer rationalization to improve profitability, as well as cost reduction initiatives in both segments to offset the impact of COVID-19.

Selling, General and Administrative

Selling, general and administrative expenses for the first quarter increased $4.6 million, or 20.8%, as compared to the same period in the prior year, primarily due to an increase in accrued taxes and restructuring related expenses, partially offset by a decrease in employee related costs, sales and marketing, and other expenses as a result of the COVID-19 pandemic.

Amortization of Intangible Assets

Amortization of intangibles assets for the first quarter decreased $0.7 million, or 10.2%, as compared to the same period in the prior year, due to lower amortization expense with respect to our customer relationships intangible asset.

Interest Expense

Interest expense for the first quarter decreased $1.3 million, or 14.7%, as compared to the same periods in the prior year, due to lower variable interest rates on outstanding debt.

All Other Expenses (Income), Net

All other expenses (income), net for the first quarter decreased $2.6 million, as compared to the same period in the prior year, primarily due to foreign exchange losses in the Supply Chain segment in the current year.

Income Tax Expense

Income tax expense for the first quarter decreased $0.6 million, 40.7%, as compared to the same period in the prior year, due to lower taxable income in foreign jurisdictions as compared to the prior year.

Additions to Property and Equipment (Capital Expenditures)

Capital expenditures for the first quarter totaled $1.1 million, or 0.6% of net revenue, as compared to $4.1 million, or 1.8% of net revenue, for the same period in the prior year.

Adjusted EBITDA

Adjusted EBITDA for the first quarter decreased $0.3 million, or 1.3%, as compared to the same period in the prior year, primarily due to reduced operating income in the current quarter, excluding the impact of adjustments to certain tax liabilities.

Liquidity and Capital Resources

As of October 31, 2020, the Company had cash and cash equivalents of $104.5 million. As of October 31, 2020, ModusLink and IWCO Direct had a readily available borrowing capacity of $1.2 million and $25.0 million, respectively, under their credit facilities.

As of October 31, 2020, total debt outstanding was $378.0 million, which was comprised of a $370.5 million term loan due December 15, 2022 and a $14.9 million 7.50% Convertible Senior Note due March 1, 2024, less associated unamortized discounts and issuance costs.

About Steel Connect, Inc.

Steel Connect, Inc. is a diversified holding company with two wholly-owned subsidiaries, IWCO Direct Holdings, Inc. and ModusLink Corporation, that serve the direct marketing and supply chain management markets, respectively.

IWCO Direct delivers highly-effective data-driven marketing solutions for its customers, which represent some of the largest and most respected brands in the world in markets such as insurance, financial services, and multiple system operators (cable or direct broadcasting satellite TV systems). Its full range of services includes strategy, creative and execution for omnichannel marketing campaigns, along with one of the industry's most sophisticated postal logistics programs for direct mail. Through its Mail-Gard® division, IWCO Direct also offers business continuity and disaster recovery services to protect against unexpected business interruptions, along with providing print and mail outsourcing services. IWCO Direct was named one of the largest direct mail production providers in North America, with the largest platform of continuous digital print technology and a growing direct marketing agency service. IWCO Direct's solutions enable customers to improve customer lifetime value, which, in turn, has led to longer customer relationships. The company is ISO/IEC 27001 Information Security Management System (ISMS) certified through BSI, reflecting its commitment to data security.

ModusLink is a leader in global supply chain business process management, serving clients in markets such as consumer electronics, communications, computing, medical devices, software, and retail. ModusLink designs and executes critical elements in its clients' global supply chains to improve speed to market, product customization, flexibility, cost, quality, and service. These benefits are delivered through a combination of industry expertise, innovative service solutions, and integrated operations, proven business processes, an expansive global footprint, and world-class technology. ModusLink also produces and licenses an entitlement management solution powered by its enterprise-class Poetic software, which offers a complete solution for activation, provisioning, entitlement subscription, and data collection from physical goods (connected products) and digital products. ModusLink has an integrated network of strategically located facilities with sites in various countries, including numerous sites throughout North America, Europe, and Asia.

– Financial Tables Follow –

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	October 31, 2020	July 31, 2020
	(unaudited)
Assets:
Cash and cash equivalents	$104,522	$75,887
Accounts receivable, trade, net	79,898	93,072
Inventories, net	14,829	15,354
Funds held for clients	12,468	18,755
Prepaid expenses and other current assets	24,683	20,475
Total current assets	236,400	223,543
Property and equipment, net	74,871	79,678
Goodwill	257,128	257,128
Other intangible assets, net	128,728	135,263
Operating lease right-of-use assets	52,165	56,140
Other assets	7,065	7,420
Total assets	$756,357	$759,172

Liabilities:
Accounts payable	$70,539	$70,002
Accrued expenses	116,994	111,380
Funds held for clients	12,468	18,755
Current portion of long-term debt	5,572	5,527
Current lease obligations	13,960	14,318
Other current liabilities	29,188	29,950
Total current liabilities	248,721	249,932
Convertible note payable	8,346	8,054
Long-term debt, excluding current portion	364,037	365,468
Long-term lease obligations	39,976	43,211
Other long-term liabilities	12,203	8,509
Total liabilities	673,283	675,174

Contingently redeemable preferred stock	35,180	35,180

Total stockholders' equity	47,894	48,818

Total liabilities, contingently redeemable preferred stock and stockholders' equity	$756,357	$759,172

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended October 31,
	2020	2019	Fav (Unfav)
Net revenue:
Products	$105,708	$133,003	(20.5)%
Services	64,226	92,150	(30.3)%
Total net revenue	169,934	225,153	(24.5)%
Cost of revenue	129,466	180,907	28.4%
Gross profit	40,468	44,246	(8.5)%
Gross profit margin	23.8%	19.7%
Operating expenses:
Selling, general and administrative	26,858	22,227	(20.8)%
Amortization of intangible assets	6,535	7,277	10.2%
Total operating expenses	33,393	29,504	(13.2)%
Operating income	7,075	14,742	(52.0)%
Total other expense	(9,822)	(8,595)	(14.3)%
(Loss) income before income taxes	(2,747)	6,147	(144.7)%
Income tax expense	804	1,355	40.7%
Net (loss) income	(3,551)	4,792	(174.1)%
Less: Preferred dividends on redeemable preferred stock	(537)	(536)	(0.2)%
Net (loss) income attributable to common stockholders	$(4,088)	$4,256	(196.1)%

Basic net (loss) earnings per share attributable to common stockholders	$(0.07)	$0.07
Diluted net (loss) earnings per share attributable to common stockholders	$(0.07)	$0.06
Weighted average common shares used in:
Basic (loss) earnings per share	61,893	61,401
Diluted (loss) earnings per share	61,893	86,006

Steel Connect, Inc. and Subsidiaries
Segment Data
(unaudited)

	Three Months Ended October 31,
	2020	2019
	(In thousands)
Net revenue:
Direct Marketing	$105,708	$133,003
Supply Chain	64,226	92,150
	$169,934	$225,153
Operating income:
Direct Marketing	$4,937	$11,203
Supply Chain	5,151	6,510
Total segment operating income	10,088	17,713
Corporate-level activity	(3,013)	(2,971)
Total operating income	7,075	14,742
Total other expense	(9,822)	(8,595)
(Loss) income before income taxes	$(2,747)	$6,147

Steel Connect, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures to GAAP Measures
(in thousands)
(unaudited)

EBITDA and Adjusted EBITDA Reconciliations:

	Three Months Ended October 31,
	2020	2019
Net (loss) income	$(3,551)	$4,792

Interest income	(20)	(16)
Interest expense	7,823	9,169
Income tax expense	804	1,355
Depreciation	5,780	5,589
Amortization of intangible assets	6,535	7,277
EBITDA	17,371	28,166

Strategic consulting and other related professional fees	63	—
Executive severance and employee retention	—	310
Restructuring and restructuring-related expense	1,181	—
Share-based compensation	188	176
Loss on sale of long-lived assets	3	30
Impairment of long-lived assets	—	10
Unrealized foreign exchange losses, net	2,061	190
Other non-cash losses (gains), net	304	(94)
Adjustments related to certain tax liabilities	1,365	(5,945)
Adjusted EBITDA	$22,536	$22,843

Net revenue	$169,934	$225,153
Adjusted EBITDA margin	13.3%	10.1%

Free Cash Flow Reconciliation:

	Three Months Ended October 31,
	2020	2019
Net cash provided by operating activities	$25,727	$22,410
Additions to property and equipment	(1,059)	(4,072)
Free cash flow	$24,668	$18,338

Net Debt Reconciliation:

	October 31, 2020	July 31, 2020
Total debt, net	377,955	379,049
Unamortized discounts and issuance costs	7,457	7,863
Cash and cash equivalents	(104,522)	(75,887)
Net debt	280,890	311,025

Note Regarding Use of Non-GAAP Financial Measurements

In addition to the financial measures prepared in accordance with generally accepted accounting principles, the Company uses EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt, non-GAAP financial measures, to assess its performance. EBITDA represents earnings (loss) before interest income, interest expense, income tax expense, depreciation and amortization of intangible assets. We define Adjusted EBITDA as net income (loss) excluding net charges related to interest income, interest expense, income tax expense, depreciation, amortization of intangible assets, strategic consulting and other related professional fees, executive severance and employee retention, restructuring and restructuring-related expense, share-based compensation, (gain) loss on sale of long-lived assets, impairment of long-lived assets, unrealized foreign exchange (gains) losses, net, other non-cash (gains) losses, net, adjustments related to certain tax liabilities and (gains) losses on investments in affiliates. The Company defines Free Cash Flow as net cash provided by (used in) operating activities less additions to property and equipment, and defines Net Debt as the sum of total debt, net, prior to reductions for unamortized discounts and issuance costs, less cash and cash equivalents.

We believe that providing these non-GAAP measurements to investors is useful, as these measures provide important supplemental information of our performance to investors and permit investors and management to evaluate the operating performance of our business. These measures provide useful supplemental information to management and investors regarding our operating results as they exclude certain items whose fluctuation from period-to-period do not necessarily correspond to changes in the operating results of our business. We use EBITDA and Adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of certain incentive compensation for executive officers and other key employees based on operating performance, determining compliance with certain covenants in the Company's credit facilities, and evaluating short-term and long-term operating trends in our core business segments. We use Free Cash Flow to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a useful measure of cash flows since purchases of property and equipment are a necessary component of ongoing operations, and similar to the use of Net Debt, assists management with its capital planning and financing considerations.

We believe that these non-GAAP financial measures assist in providing an enhanced understanding of our underlying operational measures to manage our core businesses, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. Further, we believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making. These non-GAAP financial measures should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies.

Some of the limitations of EBITDA and Adjusted EBITDA include:

•EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
•EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;
•EBITDA and Adjusted EBITDA do not reflect historical capital expenditures or future requirements for capital expenditures or contractual commitments;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

In addition, Net Debt assumes the Company's cash and cash equivalents can be used to reduce outstanding debt without restriction, while Free Cash Flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures and excludes the Company's remaining investing activities and financing activities, including the requirement for principal payments on the Company's outstanding indebtedness.

See reconciliations of these non-GAAP measures to the most directly comparable GAAP measures included in the financial tables of this release.

Net Operating Loss Carryforwards

The Company's Restated Certificate of Incorporation includes provisions designed to protect the tax benefits of the Company's net operating loss carryforwards by preventing certain transfers of our securities that could result in an "ownership change" (as defined under Section 382 of the Internal Revenue Code). Pursuant to the tax plan and subject to certain exceptions, if a stockholder (or group) becomes a 4.99-percent stockholder after adoption of the tax plan, certain rights attached to each outstanding share of our common stock would generally become exercisable and entitle stockholders (other than the new 4.99-percent stockholder or group) to purchase additional shares of the Company at a significant discount, resulting in substantial dilution in the economic interest and voting power of the new 4.99-percent stockholder (or group). In addition, under certain circumstances in which the Company is acquired in a merger or other business combination after an non-exempt stockholder (or group) becomes a new 4.99-percent stockholder, each holder of a right (other than the new 4.99-percent stockholder or group) would then be entitled to purchase shares of the acquiring company's common stock at a discount. For further discussion of the Company's tax benefits preservation plan, please see the Company's filings with the SEC.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. This release contains forward-looking statements pertaining to, but not limited to, information with respect to a proposed transaction between the Company and Steel Holdings. All statements other than statements of historical fact, including without limitation, those with respect to the Company's goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: client or program losses; fluctuations in demand for our products and services; general economic conditions and public health crises (such as the ongoing coronavirus outbreak); demand variability with clients to which the Company sells on a purchase order basis rather than pursuant to contracts with minimum purchase requirements; risks inherent with conducting international operations; the Company's ability to execute on its business strategy and to achieve anticipated synergies and benefits from business acquisitions, including any cost reduction plans and the continued and increased demand for and market acceptance of its services, which could negatively affect the Company's ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally; increased competition and technological changes in the markets in which the Company competes; failure to realize expected benefits of restructuring and cost-cutting actions; difficulties integrating technologies, operations and personnel in accordance with the Company's business strategy; loss of essential employees or an inability to recruit and retain personnel; the Company's ability to preserve and monetize its net operating losses; failure to settle disputes and litigation on terms favorable to the Company; failure to maintain compliance with NASDAQ's continued listing requirements; the Company's ability to repay indebtedness and potential adverse effects from the phase-out of LIBOR; and the Company's ability to negotiate and consummate the proposed transaction with Steel Holdings. For a detailed discussion of cautionary statements and risks that may affect the Company's future results of operations and financial results, please refer to the Company's filings with the SEC, including, but not limited to, the risk factors in the Company's Annual Report on Form 10-K filed with the SEC on September 30, 2020. These filings are available on the Company's Investor Relations website under the "SEC Filings" tab.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Investor Relations Contact

Jennifer Golembeske
914-461-1276
investorrelations@steelconnectinc.com